Exhibit 10.8

EMPLOYMENT AGREEMENT

(Peter Weber)

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of May 6, 2015 (“Effective Date”), by and among QTS Realty Trust, Inc., a Maryland Corporation (the “Company”), QualityTech, LP, a Delaware limited partnership (the “OP”), Quality Technology Services Holding, LLC, a Delaware limited liability company (the “Purchaser”), and Quality Technology Services, LLC, a Delaware limited liability company (“QTS”), and Peter Weber, an individual (“Executive”), with respect to the following facts and circumstances:

RECITALS

WHEREAS, Executive and Carpathia Hosting, Inc., a Delaware corporation have entered into an Employment Agreement effective as of May 30, 2008 (the “Original Agreement”);

WHEREAS, the Purchaser, Carpathia Holdings, LLC, a Delaware limited liability company (“Seller”), and Carpathia Acquisition, Inc., a Delaware corporation, have entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) dated May 6, 2015, pursuant to which, at the Closing, as such term is defined in the Stock Purchase Agreement, Seller shall sell to Purchaser and Purchaser shall purchase from Seller, all of the outstanding shares of capital stock of Carpathia Acquisition, Inc.;

WHEREAS, Executive’s execution of this Agreement is a material inducement of, and is a condition precedent for, the Purchaser to enter into the Stock Purchase Agreement;

WHEREAS, contingent upon the consummation of the Closing, the Company and the OP desire for Executive to be appointed Chief Product Officer of QTS, and Executive desires to accept such employment and appointment, on the terms set forth below; and

WHEREAS, the Company, OP, QTS and the Executive desire to provide for the continued employment of the Executive and to supersede the Original Agreement with this Agreement upon the consummation of the Closing.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1
EMPLOYMENT, TERM AND DUTIES

1.1           Employment. Effective as of the consummation of the Closing (the “Effective Date”) QTS and/or the Company shall employ Executive as the Chief Product Officer of QTS, upon the terms and conditions set forth in the Agreement; provided that in the event the Closing does not occur or the Stock Purchase Agreement is otherwise terminated upon the terms and subject to the conditions contained therein, this Agreement shall thereupon become null and void and the Original Agreement will continue in accordance with its terms. Executive shall report directly to the Chief Executive Officer (“CEO”) of the Company, unless otherwise determined by the CEO (but subject to Section 4.1.3(a)). Executive's principal place of employment shall be the principal offices of QTS currently located in Dulles, Virginia.

1.2           Term. QTS and/or the Company shall employ Executive, and Executive shall serve as the Chief Product Officer of QTS commencing upon the Effective Date, and continuing thereafter for a two (2) year term (the “Term”), unless earlier terminated under Article 4; provided, that the Term shall automatically renew for additional one (1)-year periods unless QTS (and/or the Company) or Executive gives notice of non-renewal at least thirty (30) days prior to expiration of the Term (as it may have been extended by any renewal period).

1.3           Duties.

(a)          Executive shall perform all of the duties and obligations consistent with the position of Chief Product Officer and consistent with the Bylaws or other governing documents of QTS and/or the Company as in effect from time to time, subject to the lawful and good faith direction of the CEO of the Company, and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the CEO (including the performance of services for any subsidiary or affiliate of the Company without any additional compensation) consistent with the position of Chief Product Officer. Executive shall perform the duties contemplated herein faithfully and diligently.

(b)          Executive acknowledges and agrees that by executing this Agreement he waives any right to claim a termination for “Good Reason” under the terms of the Original Agreement by virtue of the position to which he is being appointed as of immediately following the Closing. Executive further acknowledges and agrees that effective as of the Closing this Agreement will completely supersede and replace the Original Agreement.

(c)          Executive shall devote substantially all of his business time and effort to the performance of Executive’s duties hereunder and to the business affairs of the OP, the Company and QTS; provided, that in no event shall this provision prohibit Executive from (i) performing social, civic, charitable and religious activities, (ii) managing personal investments and affairs (which includes Massachusetts Burger Enterprises LLC), (iii) participating in educational or professional associations, or (iv) any other activities approved by the CEO, so long as the activities set forth in clauses (i) through (iv) above do not materially and adversely interfere with Executive’s duties and obligations hereunder or to the business affairs of the Company and/or QTS. Executive also may serve on one or more boards of directors of another company (and committees thereof) upon approval of the CEO prior to commencing service on such other company board.

ARTICLE 2
COMPENSATION

Subject to the provisions of this Agreement, QTS or the Company shall pay and provide the following compensation and other benefits to Executive during each of the years of the Term as compensation for services hereunder:

2.1           Salary. In consideration for Executive’s services hereunder, QTS or the Company shall pay Executive an annual salary at the rate of $350,000 per year (“Base Pay”), payable in accordance with QTS’ regular payroll schedule from time to time (less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated similar withholdings). The Base Pay shall be reviewed by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”), no less frequently than annually.

2.2           Bonus. Executive will have the opportunity to earn a bonus to be paid in accordance with QTS’ regular bonus payment schedule. Executive’s bonus opportunity under the bonus plan in effect for calendar year 2015 as of immediately prior to the Closing shall be deemed satisfied at the target level. Following the Closing and for the remainder of 2015, Executive is eligible for a target bonus equal to 100% of his Base Pay based upon his performance, the performance of the Company and the attainment of integration objectives (“Target Bonus”). Both components of the bonus described in this Section 2.2 will be prorated based on the number of days the Executive worked pre-Closing and post-Closing and paid in 2016 in accordance with QTS’ regular bonus payment schedule and will be paid in March 2016.

2.3           Equity Award: Executive will be entitled to participate in the Company’s 2013 Equity Incentive Plan (or successor plan) (“Equity Plan”) in accordance with its terms and conditions as may be in effect from time to time. Executive will be awarded Restricted Stock Units with a value of $350,000 (based on the Closing price of a share of the Company on the date of grant) within ten (10) days of the Effective Date. The Restricted Stock Units will vest ratably over four years, with 25% vesting each year on the anniversary of the grant date, and will become 100% vested upon the occurrence of a Change in Control as defined in the Equity Plan. In addition, Executive will be entitled to receive equity awards of Options or Restricted Stock with the Company’s regular issuance schedule (“Equity Awards”) in accordance with QTS’ policies and as deemed appropriate by the Compensation Committee (for fiscal year 2016, the Equity Award will have a target value of $350,000). Executive will be eligible for an additional equity award pursuant to the Integration Bonus Plan as set forth in the Offer Letter between QTS and Executive, dated May 5, 2015, attached hereto as Attachment A and which is incorporated herein by reference.

ARTICLE 3
EXECUTIVE BENEFITS

3.1           Vacation. Executive shall be entitled to five (5) weeks paid vacation each calendar year in accordance with the general policies of QTS or the Company.

3.2           Employee Benefits. Executive shall receive group insurance, retirement plan benefits and other benefits pursuant to the terms of employee benefit plans and programs sponsored and maintained by the Company, QTS or its subsidiaries. Executive shall receive all other such fringe benefits as QTS and/or the Company may offer to other senior executives under personnel policies in effect from time to time.

3.3           Reimbursement for Expenses. Executive shall be reimbursed for all documented reasonable expenses incurred by Executive in the performance of his duties or otherwise in furtherance of the business of QTS and/or the Company in accordance with the reimbursement policies in effect from time to time. Any reimbursement under this Section 3.3 that is taxable to Executive shall be made by December 31 of the calendar year following the calendar year in which Executive incurred the expense.

ARTICLE 4
TERMINATION

4.1           Grounds for Termination.

4.1.1           Death or Disability. Executive’s employment shall terminate immediately in the event of Executive’s death or Disability. “Disability” has the meaning set forth in the long-term disability plan applicable to Executive.

4.1.2           Cause. QTS and the Company shall have the right to terminate Executive’s employment by giving written notice of such termination to Executive upon the occurrence of any one or more of the following events (which, for purposes of this Agreement, shall constitute “Cause”):

(a)	Executive’s conviction of, or pleading guilty or nolo contendere to, a crime that constitutes a felony or any lesser criminal offense involving dishonesty or moral turpitude;

(b)	any commission by Executive of an act of dishonesty, theft, fraud or embezzlement;

(c)	any willful act by Executive that has a significant adverse effect on the reputation of QTS, the Company, or any of their affiliates;

(d)	the substantial failure or refusal by Executive to perform the duties of Chief Product Officer. It shall be a condition precedent to the Company’s right to terminate employment for Cause pursuant to this subsection (d) that (i) the Company shall have first given Executive written notice stating with reasonable specificity the act(s) on which such termination is premised; (b) if such act(s) is susceptible of cure or remedy, Executive shall have sixty (60) days after receipt of such notice to cure any deficiencies, or;

(e)	Executive’s material violation of the material written rules, regulations, procedures, or policies relating to the conduct of employees, directors or officers of the Company.

For purposes of paragraph (c), no act or omission by Executive shall be “willful” if conducted in good faith and with a reasonable belief that such act or omission was in the best interests of the Company.

4.1.3           Good Reason. Executive may terminate his employment under this Agreement by giving written notice to the Company upon the occurrence of any one or more of the following events (which, for purposes of this Agreement, shall constitute “Good Reason”):

(a)	A material diminution in Executive’s authority, duties or responsibilities (including reporting responsibilities), or any significant adverse change in Executive’s title as Chief Product Officer of QTS, or;

(b)	A material diminution in Executive’s Base Pay, as in effect from time to time, or;

(c)	Executive’s place of employment is moved more than fifty (50) miles from Dulles, Virginia;

(d)	A material breach by the Company or the OP of any term or provision of this Agreement, or;

(e)	The failure of a successor to the assets or business of the Company or the OP to assume the obligations of the Company and the OP under the Agreement.

It shall be a condition precedent to Executive’s right to terminate his employment for Good Reason that (a) he shall have first given the Company written notice stating with reasonable specificity the act(s) on which such termination is premised within forty-five (45) days after Executive becomes aware of such act(s), (b) if such act(s) is susceptible of cure or remedy, it has not been cured or remedied within thirty (30) days after receipt of such notice, and (c) Executive has terminated his employment within forty-five (45) days after so notifying the Company.

4.1.4           Any Other Reason. Notwithstanding anything to the contrary herein, the Company shall have the right to terminate Executive’s employment under this Agreement at any time without Cause by giving written notice of such termination to Executive, and Executive shall have the right to terminate Executive’s employment under this Agreement at any time without Good Reason by giving written notice of such termination to the Company. Any notice by Executive hereunder shall be given at least sixty (60) days in advance of such termination.

4.2           Termination Date. Except as provided in Section 4.1.1 with respect to Executive’s death or Disability, any termination under Section 4.1 shall be effective upon receipt of notice by Executive or the Company, as the case may be, of such termination or upon such other later date as may be provided herein or specified by the Company or Executive in the notice (the “Termination Date”).

4.3           Effect of Termination.

4.3.1           Termination with Cause or without Good Reason. In the event that Executive’s employment is terminated by the Company with Cause or by Executive without Good Reason, the Company shall pay all Accrued Obligations to Executive in a lump sum in cash within twenty (20) days after the Termination Date or on such earlier date required by applicable law. “Accrued Obligations” means the sum of (a) Executive’s Base Pay hereunder through the Termination Date to the extent not theretofore paid, (b) the amount of any accrued but unused vacation pay, and (c) any business expense reimbursements incurred by Executive as of the Termination Date and submitted for reimbursement, in each case, consistent with the policy for such reimbursements, within ten (10) days following the Termination Date.

4.3.2           Termination without Cause, with Good Reason or due to Company Non-Renewal after the initial two-year Term. In the event that Executive’s employment is terminated by the Company without Cause, by Executive for Good Reason or due to Company Non-Renewal after the initial two-year Term:

(a)	The Company shall pay all Accrued Obligations to Executive in a lump sum in cash within twenty (20) days after the Termination Date or on such earlier date required by law;

(b)	The Company shall pay to Executive, in a lump sum in cash one (1) year of Executive’s Base Pay plus the Target Bonus as in effect on the Termination Date;

(c)	The Company shall pay to Executive, in a lump sum in cash all bonus amounts earned but not yet paid for the year prior to the year in which the Termination Date occurs;

(d)	If Executive elects COBRA coverage, the Company shall reimburse Executive for his premiums for such coverage for a period of twelve (12) months; and

(e)	The Company shall provide to Executive, at the Company’s expense, with outplacement services and support, the scope and provider of which will be selected by Executive, for a period of one (1) year follow the Termination Date.

The Company’s delivery of any notice under Section 1.2 of this Agreement that the Agreement will not be renewed and any subsequent termination of Executive’s employment at the expiration of such Term of the Agreement shall not be considered a termination without Cause except in the case of non-renewal after the initial two-year Term, and Executive shall not be entitled to any payments or benefits under Section 4.3.2 under such circumstance.

4.3.3           Termination Due to Death or Disability. In the event that Executive’s employment is terminated due to Executive’s death or Disability the Company shall pay all Accrued Obligations to Executive or Executive’s estate in a lump sum in cash within thirty (30) business days after the Termination Date.

4.3.4           Waiver and Release Agreement. In consideration of the severance payments and other benefits described in clauses (b), (c), and (e) of Section 4.3.2, to which severance payments and benefits Executive would not otherwise be entitled, and as a precondition to Executive becoming entitled to such severance payments and other benefits under this Agreement, Executive agrees to execute and deliver to the Company a waiver and general release of claims (the “Release Agreement”) in favor of the Company and the OP, their respective predecessors and successors and affiliates, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, in a form reasonably satisfactory to the Company, that has become effective in accordance with its terms within sixty (60) business days after the applicable Termination Date. If Executive fails to execute and deliver the Release Agreement and if such Release Agreement fails to become irrevocable within sixty (60) business days after the applicable Termination Date, or if Executive revokes such Release as provided therein, the Company shall have no obligation to provide any of the severance payments and other benefits described in clauses (b), (c), or (e) of Section 4.3.2. The severance payments and other benefits described in clauses (b), (c), and (e) of Section 4.3.2 shall be made as soon as practicable after the Release Agreement becomes irrevocable, provided that if such severance payments and other benefits could be paid in either of two calendar years depending on the date such release is delivered to the Company, such payments shall be made on the later of January 15, or the date such release is delivered and becomes non-revocable, of such later calendar year.

4.4           Required Delay For Certain Deferred Compensation and Section 409A. In the event that any compensation with respect to Executive’s termination is “deferred compensation” within the meaning of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), the shares of the Company, the OP or any affiliate is publicly traded on an established securities market or otherwise, and Executive is determined to be a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, payment of such compensation shall be delayed as required by Section 409A. Such delay shall last six (6) months from the date of Executive’s termination, except in the event of Executive’s death. Within twenty (20) business days following the end of such six (6)-month period, or, if earlier, Executive’s death, the Company shall make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six (6)-month period but for this Section 4.4. Such catch-up payment shall bear simple interest at the prime rate of interest as published by the Wall Street Journal’s bank survey as of the first day of the six (6)-month period, which such interest shall be paid with the catch-up payment. Wherever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

4.5           Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company, QTS, the OP or its subsidiaries and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other contract or agreement with the Company, QTS, the OP or its subsidiaries at or subsequent to the termination date, which shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement.

ARTICLE 5
RESTRICTIVE COVENANTS

5.1           Confidential Information.

5.1.1           Obligation to Maintain Confidentiality. Executive acknowledges that, by reason of Executive’s employment by the Company, Executive will have access to confidential information (collectively, “Confidential Information”) of the Company, the OP and their respective subsidiaries (collectively, the “Quality Companies”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Quality Companies and covenants that, both during and after the Term, Executive shall not disclose any Confidential Information to any person, partnership, corporation, limited liability company, or any other entity (“Person”) (except as Executive’s duties as a manager, or employee of the Company and the OP require) without the prior written authorization of the Board. The obligation of confidentiality imposed by this Section 5.1 shall not apply to Confidential Information that otherwise becomes known to the public through no act of Executive in breach of this Agreement or which is required to be disclosed by court order, applicable law or regulatory requirements, nor shall it apply to Executive’s disclosure of Confidential Information to his attorneys and advisors in connection with a dispute between Executive and a Quality Company.

5.1.2           Non-Competition. Executive agrees that for the period during which Executive is employed by, or serving as an officer of the Company, and for three (3) years thereafter, Executive will not, (a) directly or indirectly, engage in any business involving the development, construction, acquisition, ownership or operation of data center properties, colocation facilities, cloud, and/or the provision of managed services, whether such business is conducted by Executive individually or as a principal, partner, member, stockholder, joint venturer, director, trustee, officer, employee, consultant, advisor or independent contractor of any Person (as defined below) or (b) own any interests in any data center facilities, colocation facilities or managed service providers, in each case in the United States of America; provided, however, that this Section 1 shall not be deemed to prohibit the direct or indirect ownership by Executive of up to five (5) percent of the outstanding equity interests of any public company. For purposes of this Agreement, “Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

5.1.3           Non-Solicitation. Executive agrees that for the period during which Executive is employed by, or serving as an officer of Company, and for three (3) years thereafter, Executive will not directly or indirectly (a) solicit, induce or encourage any employee (other than clerical employees) or independent contractor to terminate their employment with Company or to cease rendering services to Company, and Executive shall not initiate discussions with any such Person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other Person, or (b) solicit, recruit, induce for employment or hire (on behalf of Executive or any other person or entity) any employee (other than clerical employees) or independent contractor who has left the employment or other service of Company (or any predecessor thereof) within one year of the termination of such employee’s or independent contractor’s employment or other service with Company or (c) solicit any of Company’s tenants to lease, purchase or otherwise occupy data center space in the United States of America or encourage any of Company’s tenants to reduce its patronage of Company.

5.1.4           Company Property. All records, designs, business plans, financial statements, customer lists, manuals, memoranda, lists, research and development plans, Intellectual Property and other property delivered to or compiled by Executive by or on behalf of any Quality Company or its providers, clients or customers that pertain to the business of any Quality Company, whether in tangible or electronic or digital form, shall be and remain the property of such Quality Company and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data, whether in tangible or electronic or digital form, pertaining to the business, activities, research and development, Intellectual Property or future plans of a Quality Company that is collected by Executive shall be delivered promptly to such Quality Company without request by it upon termination of Executive’s employment for any reason.

5.1.5           “Intellectual Property” shall mean patents, copyrights, trademarks, trade dress, trade secrets, other such rights, and any applications therefor.

5.2           Inventions. Executive is hereby retained in a capacity such that Executive’s responsibilities may include the making of technical and managerial contributions of value to the Quality Companies. Executive hereby assigns to the applicable Quality Company all rights, title and interest in such contributions and inventions, and Intellectual Property therein, made or conceived by Executive alone or jointly with others during the Term that relate to the business of such Quality Company. This assignment shall include (a) the right to file and prosecute patent applications on such inventions in any and all countries, (b) the patent applications filed and patents issuing thereon, and (c) the right to obtain copyright, trademark or trade name protection for any such work product. Executive shall promptly and fully disclose all such contributions and inventions to the Company and the OP and assist the Company and the OP or any other Quality Company, as the case may be, in obtaining and protecting the Intellectual Property rights therein, in any and all countries; provided, however, that said contributions and inventions shall be the property of and are hereby assigned to the applicable Quality Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be. Executive agrees to take any further steps and execute any further documentation necessary to assign rights in such contributions, inventions and Intellectual Property therein to the applicable Quality Company. Notwithstanding the foregoing, no Quality Company shall have any right, title or interest in any work product or copyrightable work developed outside of work hours and without the use of any Quality Company’s resources that does not relate to the business of any Quality Company and does not result from any work performed by Executive for any Quality Company.

5.3           Non-disparagement. Executive agrees that he will not talk about or otherwise communicate to any third parties in a malicious, disparaging, or defamatory manner regarding the Company, the OP or any of their affiliates, owners or their past or present employees, directors, officers or other representatives and will not make or authorize to be made any written or oral statement that may disparage or damage the reputation of the Company, the OP or any of their affiliates, owners or their past or present employees, directors, officers or other representatives or their past or present employees, officers or other representatives.

The Company and the OP agree that they will not talk about or otherwise communicate to any third parties in a malicious, disparaging, or defamatory manner regarding Executive and will not make or authorize to be made any written or oral statement that may disparage or damage the reputation of Executive. For purposes of this non-disparagement provision, the Company and the OP are defined to mean the Company’s executive team and the Board.

5.4           Cooperation. At all times during Executive’s employment and after the date of Executive’s termination of employment, Executive agrees to reasonably cooperate (if occurring after termination of employment, to the extent not interfering with Executive’s other business endeavors or personal commitments) (i) with the Company and the OP in the defense of any legal matter involving any matter that arose during Executive’s employment in the business of the Company and the OP, and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the business of the Company and the OP. The Company or the OP, as applicable, will reimburse Executive for reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation.

5.5           Reasonableness of Restrictions; Blue-Penciling. Executive has carefully read and considered the provisions of Section 5 of this Agreement, and, having done so, agrees that the restrictions set forth in such paragraphs are fair and reasonable and reasonably required for the protection of the interests of the Company and the OP and their businesses. If any of the provisions of Section 5 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. If any provision of Section 5 relating to time periods or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time periods and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.

5.6           Breach of Restrictive Covenants. The parties agree that a breach or violation of any provision of this Article 5 will result in immediate and irreparable injury and harm to the Company, the OP and their business, and that the Company, the OP and their affiliates shall have, in addition to any and all remedies of law and other consequences under this Agreement, the right to seek an injunction, specific performance or other equitable relief to prevent the violation of the obligations hereunder, including without limitation, to address any threatened breach or violation, and to enjoin and restrain Executive and each and every person, firm, company or corporation concerned therewith, from the violation or continuance of such violation or breach. In addition thereto, Executive shall be responsible for all damages, including reasonable attorneys’ fees, sustained by the Company, the OP and their affiliates by reason of such violation.

ARTICLE 6
GOVERNING LAW

6.1           Governing Law. THER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF VIRGINIA APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF VIRGINIA.

ARTICLE 7
MISCELLANEOUS

7.1           Amendments. The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the signed written consent of the parties sought to be bound by such waiver, alteration, amendment or repeal.

7.2           Entire Agreement. This Agreement, together with the Offer Letter, constitute the total and complete agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements heretofore made, and there are no other representations, understandings or agreements.

7.3           Counterparts. This Agreement may be executed in one of more counterparts, each of which shall be deemed and original, but all of which shall together constitute one and the same instrument.

7.4           Severability. Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be deemed by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable, the court or arbitrator finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement. Any term or provision which cannot be so modified or reformed shall be deleted and the remaining terms and provisions shall continue in full force and effect.

7.5           Waiver or Delay. The failure or delay on the part of the Company or Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof. A waiver, to be effective, must be in writing and signed by the party making the waiver. A written waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.

7.6           Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns, except as otherwise provided herein. Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by Executive except by operation of law. The Company and the OP may assign this Agreement to any affiliate or successor. The Company and the OP shall require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and the OP to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

7.7           Necessary Acts. Each party to this Agreement shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.

7.8           Notices. All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served on the party to whom notice is to be given, or 48 hours after mailing, if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, and properly addressed to the party at his address set forth as follows or any other address that any party may designate by written notice to the other parties:

To Executive:	Peter Weber
Address on file with the Company

To the Company or the OP:	c/o QTS Realty Trust, Inc.
12851 Foster Street, Suite 205
Overland Park, Kansas 66213
Attention: General Counsel
Facsimile: (913) 814-7766

7.9           Headings and Captions. The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.

7.10         Construction. All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the parties hereby.

7.11         Counsel. Executive has been advised by the Company and the OP that he should consider seeking the advice of counsel in connection with the execution of this Agreement and the other agreements contemplated hereby and Executive has had an opportunity to do so. Executive has read and understands this Agreement, and has sought the advice of counsel to the extent he has determined appropriate.

7.12         Withholding of Compensation. Executive hereby agrees that the Company may deduct and withhold from the compensation or other amounts payable to Executive hereunder or otherwise in connection with Executive’s employment any amounts required to be deducted and withheld by the Company under the provisions of any applicable Federal, state and local statute, law, regulation, ordinance or order.

7.13         Executive Representation. Executive acknowledges that by entering into or complying with any provision of this Agreement he is not breaching or acting in contravention of any other agreement or commitment he has to any other firm, corporation, partnership, organization, person or any other individual or entity.

IN WITNESS WHEREOF, the parties hereto have caused the Agreement to be duly executed and delivered as of the date first above written.

COMPANY

QTS Realty Trust, Inc.

By:	/s/ Chad L. Williams
Name:	Chad L. Williams
Title:	Chief Executive Officer

OP

QualityTech, LP

By:	QTS Realty Trust, Inc., its sole general partner

	By:	/s/ Chad L. Williams
	Name:	Chad L. Williams
	Title:	Chief Executive Officer

PURCHASER

Quality Technology Services Holding, LLC

By:	QualityTech, LP, its sole member

By:	QTS Realty Trust, Inc., its sole general partner

	By:	/s/ Chad L. Williams
	Name:	Chad L. Williams
	Title:	Chief Executive Officer

QTS

Quality Technology Services, LLC

By:	/s/ Chad L. Williams
Name:	Chad L. Williams
Title:	Chief Executive Officer

EXECUTIVE

/s/ Peter Weber
Peter Weber

ATTACHMENT A

Offer Letter

May 5, 2015

Peter Weber

15201 Highview Court

Waterford, VA 20197

Dear Peter,

On behalf of QTS, I am pleased to welcome you to our company. We are “Powered by People” and we are excited at the prospect of having the great people of Carpathia join our team. In particular, we are delighted that YOU will be joining our expanded leadership team. Together, we have a wonderful opportunity to create a truly great company and we are psyched you have decided to be part of this adventure.

The purpose of this letter is to outline the key terms of your employment which will become effective upon the closing of the QTS/Carpathia transaction. Your title will be Chief Product Officer reporting to Chad Williams, CEO of QTS. For purposes of this letter, your first day of work at QTS will be considered your “Employment Start Date” and will be the transaction closing date.

Please direct any questions pertaining to this offer to either Tammy Viola or myself. The following sections of this letter briefly outline terms of employment and employee benefits:

Compensation and Incentives

Your starting annual base salary will be $350,000. QTS’s regularly scheduled pay days are currently on the 15th and last day of every month. You also will be eligible to participate in the Company’s incentive compensation plan with a target bonus of 100% of your base salary prorated for any changes to your base salary in 2015. This bonus will be based on your performance and the performance of QTS. This bonus will be paid in March 2016. In addition, you will be eligible to receive a 2016 Long Term Incentive (LTI) grant with a target value of $700,000 based on you your performance. As an exception to normal practice, this LTI will be made in two separate grants your first year. The first grant has a target value of $350,000 and will be made in time-based Restricted Stock Units within ten days of the closing. These shares will vest ratably over four years, 25% vesting each year on the anniversary of the grant date. The second grant also has a target value of $350,000 and will be made in accordance with the Company’s regular issuance schedule for 2016 LTI grants in the same form and terms as other QTS executives, the final design of this portion of your 2016 LTI grant is pending subject to the approval of our compensation committee.

Furthermore, you have been selected to participate in an Integration Bonus Plan with a target payout of $200,000. This target value will be granted to you within 10 days of closing in the form of Performance Based Restricted Stock Units (PBRSUs). This award has a one year performance period that begins on the day of closing. Specific objectives will be established with your input by the Integration Steering Committee. The degree to which we collectively achieve these objectives will determine the number of PBRSUs that actually vest, ranging from 0 to 150%. These shares will vest ratably over three years on the anniversary of the grant date and will vest 100% upon (i) your termination of employment by the Company without “Cause”; (ii) your resignation for “Good Reason” and (iii) the occurrence of a “Change in Control”, in each case, as such terms are defined in your employment agreement that was effective as of the closing. Stay tuned for more details about this exciting incentive program.

QTS offers a full range of benefits that include company-paid holidays, vacation time, sick leave, etc. You will be eligible to accrue 200 hours of personal time annually. A summary of other benefit offerings is as follows:

Employee Benefits

Health/ Dental / Vision/401k /Flex options

QTS sponsors a comprehensive, employee subsidized benefits package for employees classified as full-time. For employees who elect to participate, benefits commence on the first day of the month following the employee’s date of hire. Premium amounts are payroll-deducted in accordance with the semi-monthly pay cycle and are based on the selected level of coverage.

All employees who work over 1000 hours per year and are at least 21 years of age are eligible to participate in the 401K plan after a 90 day waiting period. QTS provides an employer match of 50% of employee deferral up to a contribution limit of 6% of eligible earnings. Eligible earnings includes base salary, and annual bonus or commission payments subject to IRS limitations.

Supplemental Insurance Options

Employees classified as full-time, are eligible to enroll in supplemental insurance benefits. The plans include basic life, AD&D insurance coverage in the amount of $100,000.00. As an eligible employee, you also may elect to enroll in additional supplemental coverage either for yourself and/or qualifying dependents. Employee coverage amount(s) up to $150,000.00 (self), $50,000.00 (spouse), and $10,000.00 (qualifying dependent), do not require completion of a personal health application. Amounts in excess of the listed amounts will require completion of a personal health application. Premium costs for any supplemental coverage are payroll-deducted in accordance with the semi-monthly pay cycle.

Continuation of Your Current Carpathia Benefit Elections

You will continue your current elections on your Carpathia benefit plans until the end of 2015. You will complete annual enrollment of benefits with QTS in the fall during our normal annual enrollment cycle.

I hope this letter provides you with a good overview of our customized compensation package for you. If you have questions, please do not hesitate to contact me directly at 913.802.6297.

Peter, we genuinely look forward to you joining QTS. Your leadership and continued outstanding contributions will be key to our collective success. We are “Powered by People”. This is how we deliver a premium customer experience and differentiate ourselves from the competition. With your help, we will build on the past successes of Carpathia and QTS to build an enduring company that makes a big difference in the world! We can’t wait to get started.

Sincerely,

/s/ Stan Sword

Stan Sword

Chief People Officer

Quality Technology Services, LLC (“QTS”)

Acceptance of Employment

By accepting employment with QTS, you acknowledge and understand that employment with QTS is “at-will,” meaning that either QTS, or you, may terminate employment at any time for any reason with or without notice. By signing and accepting this offer of employment, you acknowledge your agreement with the terms of employment set forth in this letter. You further acknowledge that you are not subject to any employment, non-compete or other agreement that would limit or prohibit your acceptance of employment with QTS. In addition to the previous background checks and screening, you acknowledge that QTS may require you to submit to additional background checks and screening depending upon the requirements of our customers or as otherwise required by applicable law. Please sign and date in the space below.

/s/ Peter Weber	5/5/2015
Executive Acceptance	Date

CC:	HR file